Exhibit 10.13

LICENSE AGREEMENT

BETWEEN

BREATHING TECHNOLOGIES, INC.

AND

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

FOR

CASE NO. SD2014-834

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Breathing Technologies, Inc., a Delaware corporation having an address at 1650 Spruce Street, Suite 500, Riverside, CA. 92507 ("LICENSEE") and The Regents of the University of California, a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 ("UNIVERSITY"), represented by its San Diego campus having an address at University of California, San Diego, Technology Transfer Office, Mail Code 0910, 9500 Gilman Drive, La Jolla, California 92093-0910 ("UCSD").

This Agreement is effective on the date of the last signature ("Effective Date").

RECITALS

WHEREAS, the software and design documentation disclosed in UCSD Disclosure Docket No. SD2014-834 and titled "AccuDose: Hardware Schematics and Software Source Code"; (the "Works"), were made in the course of research at UCSD by Dr. Steven Roberts (the "Author") and are covered by University's Copyrights as defined below;

WHEREAS, the Author is an employee of UCSD, and is obligated to assign his right, title and interest in the Works to UNIVERSITY to the extent the University does not own the Works on a work made for hire basis by an employee;

WHEREAS, UNIVERSITY is desirous that the Works be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE has previously entered into a patent license agreement (UCSD Agreement Control Number 2014-11-0249) ("Patent License") for the underlying patent rights that dominate the Works where Patent Rights as defined in the Patent License exist;

WHEREAS, LICENSEE desires to commercially use, develop, reproduce, offer services for, sell and distribute products derived from the Works and further desires to enhance, modify and make derivative works of certain portions of the Works, and to reproduce, market and distribute such derivative works and products derived therefrom; and

WHEREAS, LICENSEE understands that UNIVERSITY may publish or otherwise disseminate information concerning the Works at any time and that LICENSEE is paying consideration thereunder for its early access to the Works, not continued secrecy therein.

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NOW, THEREFORE, the parties agree:

ARTICLE 1. DEFINITIONS

The terms, as defined herein, shall have the same meanings in both their singular and plural forms.

1.1           "Affiliate" means any corporation or other business entity which is bound in writing by LICENSEE to the terms set forth in this Agreement and in which LICENSEE owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2           "Derivative Work" means, for copyrightable or copyrighted works:

(a)          any work based upon and derived from the Works, including any translation, abridgment, revision, or other form in which such work may be recast, transformed or adapted by LICENSEE, an Affiliate, or a third party on behalf of LICENSEE or an Affiliate; and

(b)          which, in each instance, if prepared, used, marketed, sold or distributed without authorization of UNIVERSITY, would constitute an infringement of University Copyrights (as defined below).

1.3           "Distributor" means an original equipment manufacturer, a reseller or a value-added reseller of the Licensed Product in LICENSEE's channels of distribution.

1.4           "Documentation" means written material and information pertaining to the use of the Works provided to LICENSEE by UNIVERSITY.

1.5           "End User" means a person or an entity that acquires a Licensed Product for use in the Field rather than for development, resale or distribution.

1.6           "Enhancements" means changes or additions to the Works (other than Fixes (as defined below)), including all new releases, made by UNIVERSITY, that add significant new functions or substantially improved performance of the Works by changes in system design or coding, and including related documentation.

1.7           "Field" means Oxygen therapy devices and methods with and without Pulse Oximetry Feedback.

1.8           "Fixes" means any error corrections or bug fixes to the Works that enable it to perform as expected but without adding new features or additional functionality.

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1.9           "Licensed Method" means any method the use of which would constitute, but for the license granted to LICENSEE under this Agreement, an infringement of University Copyrights.

1.10        "Licensed Product" means any service, composition or product that is produced by the Licensed Method, derived from the Works, or the reproduction, preparation of a derivative work, distribution of copies, performance publicly or display publicly, that would infringe University Copyrights.

1.11       "Net Sales" means the total of the gross invoice prices of Licensed Products sold or leased by LICENSEE, Sublicensee, Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts or rebates (as allowed under applicable law); sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Licensed Product in foreign countries); transportation charges; or credits to customers because of rejections or returns. Net Sales shall not include Licensed Product samples, transferred at or below LICENSEE'S cost of manufacture, for business development purposes such as marketing and media demonstration units ("Samples"). For purposes of calculating Net Sales, transfers to a Sublicensee or an Affiliate of Licensed Product under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall be treated as sales by LICENSEE at the average selling price of Licensed Products sold by LICENSEE during the previous six (6) months, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the average selling price of Licensed Products sold by the Sublicensee or Affiliate during the previous six (6) months.

1.12         "Sublicense" means an agreement into which LICENSEE enters with a third party that is not an Affiliate for the purpose of (i) granting certain rights; (ii) granting an option to certain rights; or (iii) forbearing the exercise of any rights, granted to LICENSEE under this Agreement. "Sublicensee" means a third party with whom LICENSEE enters into a Sublicense.

1.13        "Term" means the period of time beginning on the Effective Date and ending on the twentieth (20th) anniversary of Effective Date.

1.14         "Territory" means where University Copyrights lawfully exist.

1.15        "University Copyrights" means all of UNIVERSITY's interest in the copyrights, domestic and foreign, subsisting in the Works or Documentation.

ARTICLE 2. GRANTS

2.1          License. Subject to the limitations set forth in this Agreement, UNIVERSITY hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under University Copyrights in the Field within the Territory and during the Term

(a)          to sell and have sold, copy and have copied, and distribute and have distributed Licensed Product;

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(b)          to make and have made Derivative Works; and

(c)           to display and have displayed publicly or perform publicly the Licensed Product.

The license granted herein is exclusive for University Copyrights in the Field, within the Territory and during the Term.

2.2           Sublicense.

(a)         The license granted in Paragraph 2.1 includes the right of LICENSEE to grant Sublicense to third parties during the Term but only for as long the license granted to LICENSEE under Paragraph 2.1 above is exclusive.

(b)         With respect to Sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(i)            not receive, or agree to receive, anything of value in lieu of cash as consideration from a third party under a Sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UNIVERSITY;

(ii)          to the extent applicable, include all of the rights of and obligations due to UNIVERSITY and contained in this Agreement;

(iii)         promptly provide UNIVERSITY with a copy of each Sublicense issued; and

(iv)         collect and guarantee payment of all payments due, directly or indirectly, to UNIVERSITY from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UNIVERSITY from Sublicensees.

(c)         Upon termination of this Agreement for any reason, LICENSEE shall assign to UNIVERSITY and UNIVERSITY shall accept any and all Sublicenses, in good standing, where the Sublicensee agrees to accept, in writing, all of the terms and conditions of this Agreement and agrees to perform any applicable obligations required of LICENSEE under this Agreement, without creating any new obligations of UNIVERSITY not already embodied herein. Upon such assignment, UNIVERSITY shall have a direct contractual relationship with the Sublicensee.

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2.3           Reservation of Rights. UNIVERSITY reserves the right to:

(a)          use the Works for educational and research purposes;

(b)          publish or otherwise disseminate any information about the Works, at any time; and

(c)          allow other nonprofit institutions to use and publish or otherwise disseminate any information about the Works and University Copyrights for educational and research purposes.

ARTICLE 3. CONSIDERATION

3.1          Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UNIVERSITY under this Agreement are partial consideration for the license granted herein to LICENSEE under University Copyrights. LICENSEE shall pay UNIVERSITY:

(a)           a one-time license issue fee of five-thousand dollars (US$5,000.00) payable within thirty (30) days of the Effective Date;

(b)          an earned royalty of one percent (1.0%) of Net Sales of Licensed Products by LICENSEE, its Affiliates and/or Sublicensees that are not subject to the Patent License, i.e. occur in a territory only subject to University Copyrights. To the extent LICENSEE has paid an earned royalty for a given Licensed Product sale under the Patent License, no further royalty shall be due herein;

(c)           a share of all Sublicense fees received from Sublicensees not otherwise subject to the Patent License as follows;

(i)	20% of Sublicense fees received by LICENSEE until receipt of a first regulatory clearance to sell Licensed Product anywhere in the Territory;

(ii)	14% of Sublicense fees received by LICENSEE after receipt of a first regulatory clearance to sell Licensed Product anywhere in the Territory and before achieving five-hundred thousand dollars (US$500,000.00) cumulative Net Sales; and

(iii)	8% of Sublicense fees received by LICENSEE after achieving five-hundred thousand dollars (US$500,000.00) or more cumulative Net Sales. No fees are due under 3.1(c)(ii) if a sublicense fee is due under this paragraph.

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All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(c) above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UNIVERSITY as noted in Paragraph 10.1.

3.2          Not Used.

3.3           Due Diligence.

(a)           LICENSEE shall, either directly or through its Affiliate(s) and/or Sublicensee(s):

(i)           diligently proceed with the development, manufacture and sale of Licensed Products;

(ii)          obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products;

(iii)         use commercially reasonable efforts to fill the market demand for Licensed Products following commencement of marketing at any time during the term of this Agreement, where commercially reasonable shall not include shelving a Licensed Product or otherwise ceasing to develop, manufacture, sell and fill the market demand for Licensed Products for a period greater than six (6) months during the Term; and

(iv)         remain concurrently licensed to the Patent License during the Term.

(b)           If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.3 (a)(i)-(iv), then UNIVERSITY shall have the right and option to either terminate this Agreement in accordance with section 7.1 (a) or change LICENSEE's exclusive license to a nonexclusive license. This right, if exercised by UNIVERSITY, supersedes the rights granted in Article 2. Notwithstanding the foregoing, in the event that LICENSEE anticipates a failure to meet an obligation set forth in section 3.3(a)(i-iv), LICENSEE will promptly (but not less than sixty (60) days prior to the due date for the obligation set forth in section 3.3(a)(i-iv)) advise UNIVERSITY in writing, and representatives of each party will meet to review the reasons for the anticipated failure and discus in good faith a potential revision to the diligence schedule. LICENSEE and UNIVERSITY will enter into a written amendment to this agreement with respect to any mutually agreed upon change(s) to the relevant obligation.

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ARTICLE 4. REPORTS, RECORDS AND PAYMENTS

4.1           Reports.

(a)           Progress Reports. Beginning six months after Effective Date and ending on the date of first sale of a Licensed Product anywhere in the world, LICENSEE shall report to UNIVERSITY progress covering LICENSEE's (and Affiliate's) activities for the preceding six months to develop and test all Licensed Products and obtain governmental approvals necessary for marketing the same. Such semi-annual reports shall be due within sixty days of the reporting period and include a summary of work completed, summary of work in progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Products, and summary of resources (dollar value) spent in the reporting period. Progress reports otherwise due under the Patent License may be submitted in satisfaction of this paragraph.

(b)           Royalty Reports. After the first commercial sale of a Licensed Product anywhere in the world that is subject to this Agreement but NOT the Patent License, LICENSEE shall submit to UNIVERSITY quarterly royalty reports on or before each February 28, May 31, August 31 and November 30 of each year. Each royalty report shall cover LICENSEE's (and each Affiliate's) most recently completed calendar quarter and shall show:

(i)           the date of first commercial sale of a Licensed Product in each country.

(ii)          the gross sales, deductions as provided in Paragraph 1.11 (Net Sales), and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(iii)         the number of each type of Licensed Product sold;

(iv)         Sublicense royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(v)          the method used to calculate the royalties; and

(vi)         the exchange rates used.

If no sales of Licensed Products have been made and no Sublicense revenue has been received by LICENSEE during any reporting period, LICENSEE shall so report. The reports referred to in this Section 4.1(b) should be marked with the following title and case number: "License Agreement between UCSD and Breathing Technologies Inc. for case SD2014-834." Reports shall be submitted as attachment to UCSD's email address: tto-reports@gucsd.edu.

If no sales of Licensed Products have been made by LICENSEE during any reporting period, LICENSEE shall so report.

4.2          Records & Audits.

(a)           LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products manufactured, used, and sold, and Sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

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(b)          All records shall be available during normal business hours for inspection at the expense of UNIVERSITY by UNIVERSITY's Internal Audit Department or by a Certified Public Accountant selected by UNIVERSITY and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments or other compliance issues. Such inspector shall not disclose to UNIVERSITY any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UNIVERSITY had the LICENSEE reported correctly, plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UNIVERSITY up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve-month (12-month) period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3          Payments.

(a)           All fees, reimbursements and royalties due UNIVERSITY shall be paid in United States dollars and all checks shall be made payable to "The Regents of the University of California", referencing UNIVERSITY's taxpayer identification number, 95-6006144, and sent to UNIVERSITY according to Paragraph 10.1 (Correspondence). When Licensed Products are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)          Royalty Payments.

(i)            Royalties shall accrue when Licensed Products are invoiced, or if not invoiced, when delivered to a third party or Affiliate.

(ii)           LICENSEE shall pay earned royalties quarterly on or before February 28, May 31, August 31 and November 30 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE's most recently completed calendar quarter.

(iii)          Royalties earned on sales occurring or under Sublicense granted pursuant to this Agreement in any country outside the United States shall not be reduced by LICENSEE for any taxes, fees, or other charges imposed by the government of such country on the payment of royalty income, except that all payments made by LICENSEE in fulfillment of UNIVERSITY's tax liability in any particular country may be credited against earned royalties or fees due UNIVERSITY for that country.

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LICENSEE shall pay all bank charges resulting from the transfer of such royalty payments.

(iv)          If at any time legal restrictions prevent the prompt remittance of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a Sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UNIVERSITY into US currency and shall pay UNIVERSITY directly from its US sources of funds for as long as the legal restrictions apply.

(v)           In the event that University Copyrights are held invalid by administrative or court decisions from which no appeal has or can be taken, then all obligation to pay royalties or fees held on each University Copyrights should cease as of the date of each final decision.

(vi)          Royalty payments under Article 3, recoveries and settlements under Article 5, and royalty reports under 4.1(b) shall be rendered for any and all Licensed Products even if due after expiration of the Agreement. If no University Copyrights existed in the Territory at the time of any copying, selling, making derivative works, or public displaying, then no royalty payments or royalty reports shall be due.

(c)           Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UNIVERSITY when due, LICENSEE shall pay to UNIVERSITY interest charges at a rate of ten percent (10%) per year. Such interest shall be calculated from the date payment was due until actually received by UNIVERSITY.

ARTICLE 5. INTELLECTUAL PROPERTY MATTERS

5.1          Copyright Infringement.

(a)           If LICENSEE learns of any substantial infringement of University Copyrights, LICENSEE shall so inform UNIVERSITY and provide UNIVERSITY with evidence of the infringement. Neither party shall notify a third party of the infringement of University Copyrights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

5.2          Copyright Marking.

(a)           Copyright Notice. LICENSEE shall incorporate into the Works, Derivative Works, Documentation and all written materials associated therewith the copyright notice specified herein below and in the correct form to comply with the U.S. Copyright Act and the Universal Copyright Convention:

Copyright 2013 The Regents of the University of California. All Rights Reserved.

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(b)           Credit to Authors. LICENSEE shall give authorship credit to authors of the Works, Derivative Works and Documentation on all documentation, written or otherwise, and all packaging materials associated with Licensed Products.

5.3          Fixes.

(a)           Fixes Offered to the Public. UNIVERSITY shall have no duty during the Term to provide Fixes to LICENSEE. However, if, during the Term, the UNIVERSITY offers Fixes to the public, LICENSEE may request a copy of said Fixes in accordance with the following:

(i)            LICENSEE shall send written notice to UNIVERSITY describing the Fixes which LICENSEE desires access to; and

(ii)           within thirty (30) days of receipt of such Fixes by LICENSEE from UNIVERSITY, LICENSEE shall send written notice to UNIVERSITY indicating whether LICENSEE wishes to accept or not accept such Fixes offered. If LICENSEE accepts such Fixes, LICENSEE shall incorporate such Fixes into the Licensed Product and commence its marketing and sale within three (3) months of LICENSEE's acceptance thereof.

(b)           Fixes Not Offered to Public. UNIVERSITY may, at its own discretion, offer to LICENSEE at any time during the Term Fixes which are not provided by UNIVERSITY to the public in the manner described in Section 5.3(a)(i) and 5.3(a)(ii).

(c)           Ownership of Fixes. If LICENSEE incorporates a Fix pursuant to Section 5.3(a) or Section 5.3(b), the resulting version of the Works shall be not considered a Derivative Work for the purposes of this Agreement. UNIVERSITY shall own all copyrights in Fixes.

5.4          Reproduction and Packaging.

(a)           Reproduction. LICENSEE shall bear all costs of reproducing the Works.

(b)          Packaging. LICENSEE shall package Licensed Product in a manner designed to effectively market and promote the product. LICENSEE shall bear all costs associated with the packaging.

5.5          Ownership.

(a)           UNIVERSITY Ownership. UNIVERSITY shall own all University Copyrights pertaining to the Works, Documentation, and Fixes.

(b)          LICENSEE Ownership. LICENSEE shall own Derivative Works.

(c)           Continuing Rights of Licensor. UNIVERSITY shall retain all ownership of and full rights to continue use and marketing of the Works and Documentation outside of the Field. UNIVERSITY shall retain all ownership of and full rights to use and marketing of any Enhancements in all fields of use provided that such Enhancements are independently developed without the use of information provided by Licensee under this Agreement.

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5.6          Marketing and Distribution.

(a)            Marketing Efforts. Except as provided in Article 3.3 (Due Diligence) hereof, LICENSEE shall determine, at its sole discretion, the manner and method of marketing and distributing Licensed Product, including, but not limited to, determination of marketing expenditures, advertising and promotion methods, packaging methods, channels of distribution and the suggested retail price. LICENSEE shall bear all costs.

(b)           Market Similar Works. Nothing contained in this Agreement shall be construed as prohibiting LICENSEE from developing and marketing products which are similar in function to the Works, provided that such products are developed without infringement, inducement to infringement, or contributing to infringement of the University Copyrights.

5.7          Support for End Users.

(a)           Technical Support. LICENSEE shall provide all technical support to End Users.

(b)          No Obligation to Support. UNIVERSITY is not obligated under this Agreement to provide to LICENSEE, Affiliates, Sublicensees or End Users support of any kind.

ARTICLE 6. GOVERNMENTAL MATTERS

6.1          Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UNIVERSITY if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2          Export Control Laws. LICENSEE shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

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ARTICLE 7. TERMINATION OR EXPIRATION OF THE AGREEMENT

7.1          Termination by UNIVERSITY.

(a)           If LICENSEE fails to perform or violates any term of this Agreement, then UNIVERSITY may give written notice of default ("Notice of Default") to LICENSEE. If LICENSEE fails to cure the default within sixty (60) days of the Notice of Default, UNIVERSITY may terminate this Agreement and the license granted herein by a second written notice ("Notice of Termination") to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UNIVERSITY.

7.2          Termination by LICENSEE.

(a)           LICENSEE shall have the right at any time and for any reason to terminate this Agreement upon a thirty (30) day written notice to UNIVERSITY. Said notice shall state LICENSEE's reason for terminating this Agreement.

(b)          Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UNIVERSITY or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UNIVERSITY arising under this Agreement prior to termination.

7.3          Survival on Termination or Expiration. The following Paragraphs and Articles shall survive the termination or expiration of this Agreement:

(a)           Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)           Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)           Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

(d)           Article 9 (USE OF NAMES AND TRADEMARKS);

(e)           Paragraph 10.2 hereof (Secrecy);

(f)            Paragraph 10.5 (Failure to Perform); and

(g)           Paragraph 10.6 (Governing Laws).

7.4          Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

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ARTICLE 8. LIMITED WARRANTY AND INDEMNIFICATION

8.1           Limited Warranty.

(a)           The license granted herein is provided "AS IS" and without WARRANTY OF MERCHANTABILITY or WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE or any other warranty, express or implied. UNIVERSITY makes no representation or warranty that the Licensed Product, Licensed Method or the use of University Copyrights will not infringe any other patent, copyright, or other proprietary rights.

(b)          UNIVERSITY WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF UNIVERSITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c)           Nothing in this Agreement shall be construed as:

(i)           a warranty or representation by UNIVERSITY as to the validity or scope of any University Copyrights;

(ii)          a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of intellectual property rights of third parties;

(iii)         an obligation to bring or prosecute actions or suits against third parties for copyright infringement except as provided in Paragraph 5.1 hereof;

(iv)         conferring by implication, estoppel or otherwise any license or rights under any intellectual property of UNIVERSITY other than University Copyrights as defined in this Agreement, regardless of whether those intellectual properties are dominant or subordinate to University Copyrights;

(v)          an obligation to furnish any know-how not provided in University Copyrights or Documentation; or

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(vi)         an obligation to provide Enhancements.

8.2           Indemnification.

(a)           LICENSEE shall indemnify, hold harmless and defend UNIVERSITY, its officers, employees, and agents; the Sponsors of the research that led to the Works; and the Authors of the Works in University Copyrights, and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any Sublicense. This indemnification shall include, but not be limited to, any product liability.

(b)           If at any time during the Term of this Agreement the Patent License expires or is terminated, LICENSEE, at its sole cost and expense, shall separately insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(i)            comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (A) each occurrence, five-hundred thousand dollars (US$500,000.00); (B) products/completed operations aggregate, one-million dollars (US$1,000,000.00); (C) personal and advertising injury, five-hundred thousand dollars (US$500,000.00); and (D) general aggregate (commercial form only), one-million dollars (US$1,000,000.00). If the above insurance is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the termination or expiration of the Patent License;

(ii)          Worker's Compensation as legally required in the jurisdiction in which the LICENSEE is doing business; and

(iii)          the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)           LICENSEE shall furnish UNIVERSITY with certificates of insurance showing compliance with all requirements. Such certificates shall: (i) provide for thirty (30) day advance written notice to UNIVERSITY of any modification; (ii) indicate that UNIVERSITY has been endorsed as an additionally insured party under the coverage referred to above; and (iii) include a provision that the coverage shall be primary and shall not participate with nor shall be excess over any valid and collectable insurance or program of self-insurance carried or maintained by UNIVERSITY.

(d)           UNIVERSITY shall notify LICENSEE in writing of any claim or suit brought against UNIVERSITY in respect of which UNIVERSITY intends to invoke the provisions of this Article. LICENSEE shall keep UNIVERSITY infoinied on a current basis of its defense of any claims under this Article. LICENSEE will not settle any claim against UNIVERSITY without UNIVERSITY' s written consent, where (a) such settlement would include any admission of liability or admission of wrong doing on the part of the indemnified party, (b) such settlement would impose any restriction on UNIVERSITY/indemnified party's conduct of any of its activities, or (c) such settlement would not include an unconditional release of UNIVERSITY/indemnified party from all liability for claims that are the subject matter of the settled claim.

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ARTICLE 9. USE OF NAMES AND TRADEMARKS

9.1           Except as provided in Paragraph 9.3, nothing contained in this Agreement confers any right to use name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, "The Regents of the University of California" or the name of any campus of the University Of California in advertising, publicity, or other promotional activities is prohibited, without the express written consent of UNIVERSITY.

9.2           UNIVERSITY may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UNIVERSITY shall request the Inventors not disclose such terms and conditions to others.

9.3           UNIVERSITY may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UNIVERSITY shall not disclose the financial terms of this Agreement to third parties, except where UNIVERSITY is required by law to do so, such as under the California Public Records Act. LICENSEE hereby grants permission for UNIVERSITY (including UCSD) to include LICENSEE's name and a link to LICENSEE's website in UNIVERSITY's and UCSD's annual reports and on UNIVERSITY's (including UCSD's) websites that showcase technology transfer-related stories.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1        Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)           on the date of delivery if delivered in person, or

(b)           five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as is designated by written notice given to the other party, or

(c)           upon confirmation by recognized national overnight courier, confirmed facsimile transmission, or confirmed electronic mail, to the following addresses or facsimile numbers of the parties.

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If sent to LICENSEE:

Breathing Technologies, Inc.

1650 Spruce Street, Suite 500

Riverside, CA 92507
Attn: Amro Albanna
Phone 951-824-8669

Fax 951-846-1755

e-mail aalbanna@iecrowd.com

If sent to UNIVERSITY by mail:

University of California, San Diego

Technology Transfer Office

9500 Gilman Drive

Mail Code 0910

La Jolla, CA 92093-0910

Attention: Assistant Vice Chancellor

If sent to UNIVERSITY by courier:

University of California, San Diego
Technology Transfer Office

10300 North Torrey Pines Road

Torrey Pines Center North, third floor

La Jolla, CA 92037

Attention: Assistant Vice Chancellor

10.2         Secrecy.

(a)           "Confidential Information" shall mean information, including computer source code, relating to the Works and disclosed by UNIVERSITY to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked "Confidential", or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UNIVERSITY and sent to LICENSEE:

(b)           LICENSEE shall:

(i)           use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(ii)         safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(iii)         not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UNIVERSITY, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(A)	LICENSEE can demonstrate by written records was previously known to it;

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(B)	is now, or becomes in the future, public knowledge other than through acts or omissions of LICENSEE;

(C)	is lawfully obtained by LICENSEE from sources independent of UNIVERSITY; or

(D)	is required to be disclosed by law or a court of competent jurisdiction; and

(c)           The secrecy obligations of LICENSEE with respect to Confidential Information shall continue for a period ending five (5) years from the termination date of this Agreement.

10.3         Assignability. This Agreement may be assigned by UNIVERSITY, but is personal to LICENSEE and assignable by LICENSEE only with the written consent of UNIVERSITY. Such written consent of UNIVERSITY shall not be required if assignment of this Agreement is in conjunction with any merger or sale of all or substantially all of LICENSEE's assets to which this Agreement pertains.

10.4         No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5         Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's fees in addition to costs and necessary disbursements.

10.6         Governing Laws. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application or other intellectual property right shall be governed by the applicable laws of the country of the patent or patent application or intellectual property right.

10.7        Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party's obligations herein shall resume.

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10.8         Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9         Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10       Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11       Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

IN WITNESS WHEREOF, both UNIVERSITY and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

BREATHING TECHNOLOGIES, INC.:		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA:

By:	/s/ Amro Albanna	By:	/s/ Donna Shaw
	(Signature)		(Signature)
Name:	Amro Albanna		Donna Shaw, Ph.D.
Title:	CEO and Chairman		Assistant Director, Life Science Licensing, Technology Transfer Office

Date:	May 19, 2014	Date:	May 13, 2014

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